Exhibit 99.1

EYENOVIA, INC.

STOCK OWNERSHIP GUIDELINES

Purpose

The Board of Directors (“Board”) of Eyenovia, Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to align the financial interests of the non-employee members of the Board (“Outside Directors”) with those of the Company’s shareholders. In this regard, the Compensation Committee of the Board has adopted these guidelines regarding minimum stock ownership by our Outside Directors.

Applicability

These guidelines are applicable to all Outside Directors (the “Participants”). Questions regarding these guidelines should be directed to the Company’s Chief Financial Officer.

Minimum Ownership for Outside Directors

Outside Directors are expected to own shares of the Company’s common stock in accordance with the following schedule:

Position	Value of Shares
Outside Directors	4x the value of the annual cash compensation for Outside Directors, excluding additional fees, if any, payable for service on a committee or as the Chairman of the Board

Outside Directors are expected to achieve the ownership level as set forth above (1) by December 31, 2023 if they were Outside Directors as of December 31, 2021 or (2) within four years of their election or appointment to the Board.

Example: An Outside Director was appointed to the Board on February 5, 2022 with an annual cash compensation of $40,000 on the date of his or her appointment. Such individual will be expected to hold shares of the Company’s common stock having an aggregate value equal to $160,000 as of February 5, 2026. Thereafter, such individual will be expected to continuously hold shares of the Company’s common stock having an aggregate value of $160,000.

Types of Equity Holdings that Satisfy Stock Ownership Guidelines

Participants may satisfy these guidelines with common stock in these categories:

▪	Shares owned directly; and

▪	Shares beneficially owned in a trust, by a spouse and/or minor children

Valuation Methodology

The value of shares of the Company’s common stock purchased in the open market by a Participant will be based on the actual purchase price of such shares.

Compliance

After a Participant satisfies the minimum ownership requirements set forth herein as of a particular date (even if it occurs prior to the required compliance date), the Participant shall be deemed to be in compliance with these guidelines notwithstanding subsequent changes in the value of his or her stock ownership, so long as the number of shares deemed held does not decrease.

Until a Participant has complied with the minimum ownership requirement as of a required compliance date, or to the extent a Participant drops below the minimum ownership requirement after a compliance date as a result of his or her sales of shares of Company common stock, the Participant will not be permitted to sell any shares of Company common stock held by such Participant until such time as the Participant is then in compliance with the applicable minimum ownership requirement; provided, however, that Participants may immediately sell shares (i) acquired upon the exercise of stock options for the limited purpose of paying the exercise price of the stock option, and (ii) to satisfy any applicable tax obligations arising in connection with the exercise, vesting or issuance of any equity award. The Company will report compliance with these guidelines in its Annual Reports on Form 10-K.

Any trades in Company common stock must be made in accordance with the Company’s Insider Trading Policy, and must be precleared with the Company’s Insider Trading Compliance Officer (currently the Company’s Chief Financial Officer).

Administration

Monitoring of the application of these guidelines and making any amendments to these guidelines shall be the responsibility of the Compensation Committee.

Effective Date

These guidelines shall become effective on May 11, 2022.

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